Exhibit 5.1

October 10, 2019

Gemphire Therapeutics Inc.

P.O. Box 130235

Ann Arbor, MI 48113

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Gemphire Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (No. 333-233588) (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 375,408,770 shares (as such number may be adjusted after giving effect to the reverse stock split referred to in the Registration Statement, the “Shares”) of the Company’s common stock, par value $0.001 per share, to be issued upon consummation of the merger (the “Merger”) of GR Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), with and into NeuroBo Pharmaceuticals, Inc., a Delaware corporation (“NeuroBo”), with NeuroBo surviving the Merger as a wholly owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of July 24, 2019, by and among the Company, Merger Sub, and NeuroBo (the “Merger Agreement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we have assumed that prior to the issuance of any of the Shares, the Company’s Third Amended and Restated Certificate of Incorporation will be amended to effect a reverse stock split of at least 1-for-15 as provided in the Registration Statement, that all other approvals referred to in the Registration Statement for the issuance of the Shares have become effective and that no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to consummation of the Merger, except as expressly permitted by the Merger Agreement.

Our opinions are limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the General Corporation Law of the State of Delaware as in effect on the date hereof.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares, when the Registration Statement has been declared effective and the Shares have been issued and paid for in the manner contemplated by, and upon the terms and conditions set forth in, the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

Honigman LLP